Exhibit 10.33


                        SETTLEMENT AGREEMENT AND RELEASE

        This  Agreement  is  between  TCSI  Corporation,  a Nevada  corporation,
(hereinafter referred to as "TCSI") and Ram Banin ("BANIN"), collectively referred to as "the Parties".

        WHEREAS, BANIN has resigned his position as President, Chief Executive Officer and a Director of TCSI as of December 17, 1999; and it is the present intention of the Parties that BANIN continue to be employed by TCSI as a business advisor through January 17, 2001 (the "Termination Date").

        WHEREAS, the express purpose of this Agreement is to set forth the terms of BANIN's employment with TCSI during the Employment Continuation Period (defined below) and to forever release TCSI, as defined above, from any and all potential liability regarding every claim, cause of action, complaint and dispute that BANIN has, or may ever have, against TCSI arising out of, or related to, any and all events, whether currently known or unknown, occurring prior to the execution of this Agreement.

        NOW THEREFORE, in consideration of the mutual promises made herein, TCSI and BANIN hereby agree as follows:

        1. Resignation of Officer Positions. Effective December 17, 1999 (the "Effective Date") BANIN resigned his position as President, Chief Executive Officer and Director. BANIN shall continue to be employed by the Company from the Effective Date in the capacity of business advisor until the close of business on January 17, 2001 (the "Termination Date"). A form letter of resignation of BANIN's position as President, Chief Executive Officer and Director of TCSI is attached hereto as Exhibit A.

        2. Severance Payment. TCSI shall pay BANIN a severance payment of $20,000 per month, less applicable withholding and deductions, through the Termination Date. Such payments shall be made according to the normal payroll practices of TCSI. This Severance Payment represents a settlement and compromise of any potential claims that BANIN may have against TCSI.

        3. Compensation. TCSI shall compensate BANIN for his services as a business advisor at the rate of $1,875 per month, less applicable withholding and deductions, through the Termination Date (the "Employment Continuation Period").

        4. Stock Options. All stock options of BANIN shall continue to vest and become exercisable during the Employment Continuation Period. Upon the Termination Date, such options shall cease to vest and shall be exercisable according to the terms of the applicable option agreement(s).

        5. Benefits. BANIN shall continue to be eligible to participate in the employee benefit plans of TCSI during the Employment Continuation Period.

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        6. Expense  Reimbursement.  TCSI also agrees to reimburse  BANIN up to a maximum of $3,500 for attorneys' fees and other fees incurred in connection with this agreement and for outplacement counseling and related services.

        7. Office Equipment. BANIN shall retain possession and obtain ownership rights to the office equipment listed in Exhibit B to this Agreement.

        8. Employer's Obligations. TCSI's obligations under this agreement shall not commence until the eighth day after BANIN has executed this agreement.

        9. Employee Obligations.

        (a) Return of Property. BANIN shall promptly return to TCSI all confidential or proprietary documents and records obtained by BANIN in the course of, or incident to, his employment with TCSI.

        (b) Confidential Information. BANIN shall not, for the benefit of any person or entity other than TCSI, disclose or use any information regarding TCSI's business operations which BANIN obtained during his employment with TCSI and which is not in the public domain.

        10. Release. BANIN and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge TCSI, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns, (collectively, "Released Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which BANIN may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation, including, but not limited to, the matters that were raised or could have been raised in the Civil Action (collectively, the "Released Claims"). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code as well as any claims asserting wrongful termination, fraud, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Notwithstanding the foregoing, Released Claims shall not include
(i) any claims based on obligations or rights created by or reaffirmed in this Agreement; (ii) any vested pension rights or any workers' compensation claims (the settlement of which would require approval by the California Workers' Compensation Appeals Board); and (iii) any and all rights of indemnity as a former employee of TCSI which BANIN may have under statute or otherwise.

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        11.  Section  1542  Waiver.  The parties  understand  and agree that the
Released  Claims  include not only  claims  presently  known to BANIN,  but also
include  all  unknown  or  unanticipated  claims,  rights,   demands,   actions,
obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in
Section 3. BANIN understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. BANIN knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         12. Age Discrimination Claims. BANIN understands and agrees that, by entering into this Agreement, (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) he has received consideration for this release; (iii) he has been advised to consult with an attorney before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to his execution of the Agreement. BANIN may revoke this Agreement (by written notice to TCSI) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by BANIN.

         13. Covenant Not to Sue. Except as provided in Section 9, BANIN shall not sue or initiate against any Released Party any compliance review, administrative action, lawsuit or other proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the Released Claims.

         14. Confidentiality. The parties understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by either party to any entity or person, for any reason, at any time, without the prior written consent of the other party, except to BANIN's spouse and unless required by law or necessary to obtain advice of an attorney or an accountant or to enforce this Agreement.

        15. Nonadmission. The parties understand and agree that this is a compromise settlement of potential claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by TCSI. The liability for any and all claims is expressly denied by TCSI.

        16. Arbitration. All claims that BANIN may have against TCSI or any other Released Party, or which TCSI may have against BANIN, in any way related to the subject matter, interpretation, enforcement, application, or alleged breach of this Agreement ("Arbitrable Claims") shall be resolved by arbitration. Arbitration of Arbitrable Claims shall be in

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accordance with the National Rules for the Resolution of Employment  Disputes of
the American Arbitration Association, as amended, and as augmented by this Agreement. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. The Federal Arbitration Act shall govern the interpretation and enforcement of this
Section 9. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

         17. Integration. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by BANIN, Employer, or any other Released Party concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among BANIN, TCSI, and any other Released Party, whether written or oral, express or implied, with respect to the employment, termination, and benefits of BANIN, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

        18. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

        19. Assignment; Successors and Assigns. BANIN agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any of his obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. BANIN represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

        20. Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law,

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and the  remainder  of this  Agreement  and such  provision  as applied to other persons, places, and circumstances shall remain in full force and effect.

        21. Attorneys' Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

        22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        23. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

        24. Authority. TCSI represents that the person signing this Agreement on its behalf has the full power and authority to do so and to bind TCSI thereby.




         I understand and agree to the terms and conditions of this Agreement.

/s/ Ram Banin                                     January 21, 2000
_____________________________________     Dated:________________________________
                Ram BANIN



         I understand and agree to the terms and conditions of this Agreement. TCSI Corporation


/s/ Art Wilder                                    January 21, 2000
_____________________________________     Dated:________________________________
    By:      Art Wilder
    Its:     Chief Financial Officer

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                                    Exhibit A

                                      December 17, 1999



To the Board of Directors of TCSI Corporation:

I hereby resign my position as President, Chief Executive Officer and a Director of TCSI Corporation effective today, December 17, 1999.

Further, I accept the Company's offer of subsequent employment as business advisor, subject to the terms and conditions set forth in the attached Settlement Agreement and Release.

                                       Very truly yours,


                                       /s/ Ram Banin
                                       -------------------
                                       Ram Banin

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                                    Exhibit B

Sony Vaio Laptop, Model PCG505G                      Serial Number: 4-639-304-02
(includes docking station and 3.5" ext drive)


Brother fax machine, Model MFC4550                   Serial Number: N634-79-241

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